Exhibit 10.5

CHIEF FINANCIAL OFFICIAL APPOINTMENT AGREEMENT

THIS CHIEF FINANCIAL OFFICIAL APPOINTMENT AGREEMENT (this “Agreement”), dated as of July 1, 2025 is by and between Red Wisdom Creation Limited, a company registered and incorporated in the Cayman Islands (the “Company”), and LIN SHENGHONG, an individual (the “Individual”).

AGREEMENT

1	Appointment

1.1	The Individual was appointed as chief financial officer (the “CFO”) on July 1, 2025 of the Company. This Agreement will become effective immediately prior to the effectiveness of our registration statement for the initial public offering of Class A ordinary shares of the Company (the “Effective Date”) and serves to regulate the employment relationship between the Company and the CFO from the Effective Date. For the avoidance of doubt, this Agreement shall not affect the effectiveness of the appointment of the CFO on July 1, 2025.

1.2	Subject to the remaining provisions of this Agreement, the term of such appointment shall commence from the Effective Date and shall continue until the CFO’s successor is duly elected or appointed and qualified or until the CFO’s earlier death, disqualification, resignation or removal from office, pursuant to the terms of this Agreement, the Company’s then current memorandum and articles of association (the “Memorandum and Articles”), as may be amended from time to time, or any applicable laws, rules, or regulations (the “Expiration Date”). In the event that the CFO’s successor has not been duly elected or appointed as of the Expiration Date, the CFO agrees to continue to serve hereunder until such successor has been duly elected or appointed and qualified.

1.3	The Company may terminate the appointment of the CFO with immediate effect, without advance notice or remuneration, if the CFO:

(a)	commits a material breach of his obligations under this Agreement;

(b)	commits any serious or repeated breach or non-observance of his obligations to the Company (which includes an obligation not to breach his duties to the Company, whether statutory, fiduciary or common law);

(c)	is guilty of any negligence, fraud or dishonesty or have acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring the CFO or the Company and its subsidiaries (the “Group”) into disrepute or is materially adverse to the interests of the Group;

(d)	is convicted of any arrestable criminal offence other than an offence under road traffic legislation anywhere in the world for which a fine or non-custodial penalty is imposed;

(e)	is restricted or disqualified from acting as a director of any company;

(f)	in the opinion of the majority of the board of directors of the Company (the “Board”), becomes incapable by reason of mental disorder of discharging his duties as a director;

(g)	is required in writing (whether in electronic form or otherwise) by all his co-directors to resign; or

(h)	has not complied with the Company’s anti-corruption and bribery policy and procedures or any applicable bribery or corruption legislation.

1.4	The Company may also terminate the employment of the CFO without cause upon thirty (30) days’ advance notice in writing.

1.5	The CFO may resign in accordance to the Memorandum and Articles.

1.6	The CFO agrees hold office for the term as stipulated in the Memorandum and Articles.

2	Role and Duties

2.1	The CFO shall exercise all powers in good faith and in the best interests of the Group, including but not limited to, the following:

(a)	devote a sufficient amount of time and attention to the interests and affairs of the Company in the discharge of duties of his office as a chief financial officer of the Company and, where relevant, as an officer of such other members of the Group as are necessary for the proper and efficient administration, supervision, and management of the strategic planning, corporate management and business development of the Group;

(b)	faithfully and diligently perform such duties and exercise such powers as are consistent with his office in relation to the Company and/or the Group;

(c)	in the discharge of such duties and in the exercise of such powers observe and comply with all reasonable and lawful resolutions, instructions, regulations and directions from time to time passed, made or given by the Board according to the best of his skills and ability;

(d)	perform such services for the Group and (without further remuneration unless otherwise agreed) accept such offices in the Group as the Board may from time to time reasonably require provided the same are consistent with his office;

(e)	at all times keep the Board promptly and fully informed (in writing if so requested) in connection with the performance of such powers and duties and provide such explanations as the Board may require in connection with his office in relation to the Company and/or the Group;

(f)	act in accordance with his powers and obligations as a chief financial officer of the Company and use his best endeavours to comply with and to cause the Company to comply with (i) this Agreement; (ii) every rule or law applicable to any member of the Group, whether in the United States, Hong Kong, or elsewhere; (iii) the Nasdaq Stock Market Rules; (iv) amended and restated Memorandum and Articles; (v) shareholders’ and board resolutions of the Company; (vi) the United States Securities Act of 1933; and (vii) all other relevant securities regulations, rules, instructions and guidelines as issued by the relevant regulatory authorities from time to time, in relation to dealings in shares or other securities of the Company or any other member of the Group, and in relation to insider information or unpublished inside information affecting the shares, debentures or other securities of any member of the Group.

2.2	The CFO shall carry out his duties and exercise his powers jointly with any other executive officers, senior management or directors of the Group as may from time to time be appointed by the Board. The Board may at any time require the CFO to cease performing any of his duties or exercising any of his power under this Agreement.

2.3	The CFO agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as may be in existence now or at any time during the term of this Agreement.

2.4	In the event that the CFO has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the CFO is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the CFO shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. the CFO acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agrees to act in all cases in accordance with applicable law.

2.5	Whenever the CFO becomes aware of a business opportunity related to the Company’s business, which one could reasonably expect the CFO to make available to the Company, the CFO shall promptly disclose such opportunity to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable.

2.6	The CFO further agrees not to assume employment with or provide services to any of the Company’s competitors, or engage, whether as principal, partner, licensor or otherwise, any of the Company’s competitors without the Company’s prior express consent.

2.7	During the term of the employment of the CFO and for a period of one (1) year following the last date of employment of the CFO, the CFO agrees not to, directly or indirectly, solicit or attempt to solicit any of the Company’s employees, independent contractors, contacts, clients, suppliers, customers or other persons or entities introduced to the CFO in his capacity as a representative of the Company for any purpose whatsoever, including but not limited to offering them employment or services that compete with the Company’s business or may harm the business relationship of the Company with these persons or entities.

3	Fees and Expenses

3.1	Upon the Effective Date and during the term of this Agreement, the CFO shall receive a monthly remuneration of 10,000.00 RMB which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, the CFO shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (“Compensation”). The Compensation may be reviewed during the term of this Agreement by the compensation committee of the Board pursuant to its terms of reference after the Effective Date. Any adjustment of the Compensation shall be recommended by the compensation committee of the Board (when applicable) and approved by the Board duly convened pursuant to the then current Memorandum and Articles of Association of the Company.

4	Confidentiality

4.1	The CFO agrees and acknowledges that, by reason of the nature of the CFO’s duties on the Board, the CFO will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (the “Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the CFO has had access by reason of the CFO’s relationship with the Company.

4.2	The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the CFO or the CFO’s representatives; or (ii) is required to be disclosed by the CFO due to governmental regulatory or judicial process.

4.3	The CFO agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information.

4.4	The CFO acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the CFO by the Company or otherwise acquired or developed by the CFO, shall at all times be the property of the Company.

4.5	Upon termination of the CFO’s services hereunder, the CFO shall return to the Company any such property or documents which are in the CFO’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the CFO, generally known to the public. The obligations of the CFO under this subsection are in addition to, and not in limitation or pre-emption of, all other obligations of confidentiality which the CFO may have to the Company under general legal or equitable principles.

4.6	The CFO will notify the Company promptly if the CFO is subpoenaed or otherwise served with legal process in any manner involving the Company. In the event of any claim or litigation against the Company, or any officer, employee, or director of the Company, based upon any alleged conduct, acts or omissions, the CFO will cooperate with the Company and provide to the Company such information and documents in his possession or control as are necessary and reasonably requested by the Company or its counsel.

4.7	Nothing in paragraphs 4.1 to 4.6 will prevent the CFO from disclosing information which he is entitled to disclose under any statutory provision, provided that the disclosure is made in accordance with the provisions of such statutory provision.

5	Insurance and Indemnity

5.1	The Company and the Director agree that indemnification with respect to the CFO’s service on the Board shall be governed by that certain Indemnification Agreement attached as Exhibit A hereto (the “Indemnification Agreement”).

6	Changes to Personal Details

The CFO will advise the company secretary of the Company promptly of any change in address or other personal contact details.

7	Withholding

7.1	The CFO agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

8	Variation

8.1	No variation or modification of this Agreement will be effective unless it is in writing and signed by the CFO and the Company (or respective authorized representatives). The failure to enforce at any time the provisions of this letter or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this letter or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

9	Governing Law and Dispute Resolution

9.1	This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9.2	This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws.

10	Entire Agreement

10.1	This Agreement, the Indemnification Agreement and the Offer Letter constitute the entire understanding between the parties with respect to the CFO’s service on the Board and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the CFO’s service on the Company. the CFO acknowledges that he has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement.

11	Miscellaneous

11.1	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

11.2	The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

11.3	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.4	The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only and shall not be considered terms or conditions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Chief Financial Officer Appointment Agreement as of the date first above written.

Red Wisdom Creation Limited

By:	/s/ Chen Qiu
Name:	CHEN QIU
Title:	DIRECTOR

The Chief Financial Officer

Signature:	/s/ Lin Shenghong
Name:	LIN SHENGHONG

EXHIBIT A

INDEMNIFICATION AGREEMENT